Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

INTERNAP NETWORK SERVICES CORPORATION

The undersigned, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify that Internap Network Services Corporation, a Delaware corporation (the “Corporation”) does hereby amend in its entirety each of Article IV, Section (D)(2)(c), Article IV, Section (D)(3)(c)(i) and Article V, Section D of the Certificate of Incorporation of the Corporation. On February 27, 2003, the Board of Directors unanimously approved, declared advisable and recommended that the stockholders of the Corporation approve the amendments. The Corporation received the requisite vote of its stockholders entitled to vote on such amendments on July 11, 2003.

Therefore, Article IV, Section (D)(2)(c) of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

(c)    Deemed Liquidation Event. For purposes of this Section (IV)(D)(2), each of the following events shall be deemed a liquidation event:

(i)	(A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, effected by the Corporation with the approval of the Board of Directors of the Corporation, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation’s voting power immediately after such consolidation, merger or reorganization; or (B) a transaction or series of transactions, effected with the approval of the Board of Directors of the Corporation, in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of the Common Stock or voting power of the Corporation (each, an “Acquisition”), excluding, in each case,

(1)	any transaction solely to effect a holding company reorganization or to change the Corporation’s domicile; or

(2)	any transaction pursuant to which the Series A Stock was first acquired from the Corporation; or

(3)	any change in ownership caused by a change in the applicable Series A Conversion Price (as defined herein); or

(ii)

a sale, lease or disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”); provided that an Asset Transfer shall not include any sale, lease or disposition not effected voluntarily by the Corporation

(including, without limitation, actions taken in response to a contractual obligation or court order).

Therefore, Article IV, Section (D)(3)(c)(i) of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

(c) Election of the Board of Directors.

(i)	In addition to the right to vote on all matters submitted to a vote of stockholders, including the election of directors, so long as at least shares of the Series A Stock, representing five million (5,000,000) Common Stock equivalents (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such Series A Stock after the filing date hereof) remain outstanding, the holders of the Series A Stock shall have the right, as a separate voting class, to elect two (2) directors to the Board of Directors of the Corporation and to remove from office such directors or fill any vacancy caused by the resignation, death or removal of such directors. This right to elect two directors as a separate voting class may be waived in any election of directors with the written consent of holders of more than fifty percent (50%) of the shares of Series A Stock. The Board of Directors shall consist of no more than nine (9) members.

Therefore, Article V, Section D of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

D.	No action shall be taken by the stockholders of the Corporation except at an Annual Meeting or special meeting of the stockholders called in accordance with the Bylaws. Notwithstanding the foregoing, any action that may be taken or that is required by statute to be taken by the holders of the Company’s Series A Preferred Stock at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if taken in accordance with the procedures contained in the Bylaws.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed as of this 11th day of July, 2003.

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ Walter G. DeSocio

Name:	Walter G. DeSocio
Title:	Vice President—Chief Administrative Officer, General Counsel and Secretary

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